Exhibit 4.8

Unless this certificate is presented by an authorized representative of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream” and, together with Euroclear, “Euroclear/Clearstream”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to The Bank of New York Depository (Nominees) Limited or to such other entity as is requested by an authorized representative of Euroclear/Clearstream), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, The Bank of New York Depository (Nominees) Limited, has an interest herein.

BECTON, DICKINSON AND COMPANY

0.368% Notes due June 6, 2019

ISIN:	XS1622560842
Common Code:	162256084
CUSIP No.:	075887 BY4

No.	€

BECTON, DICKINSON AND COMPANY, a New Jersey corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) for value received, hereby promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or registered assigns, the principal sum of €             on June 6, 2019 and to pay interest, on June 6 of each year, commencing June 6, 2017, on said principal sum at the rate of 0.368% per annum, from June 6, 2017 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be, until payment of said principal sum has been made or duly provided for.

The interest so payable on any June 6 shall, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the Business Day immediately preceding the applicable interest payment date.  Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or from June 6, 2017, if no interest has been paid), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any interest payment date is not a Business Day, payment of interest will be made on the next day that is a Business Day and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding Business Day.

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall be initially the corporate trust office of The Bank of New York Mellon, London Branch, located at One Canada Square, London E14 5AL.

All payments of interest and principal, including payments made upon any redemption of this Note, will be made in euro; provided, that if on or after May 23, 2017, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date, as determined by the Company in its sole discretion. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default with respect to the Notes of this series or under the Indenture governing the Notes.

“euro” and “€” means the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS HEREOF, Becton, Dickinson and Company has caused this Note to be executed in its name and on its behalf by the signatures of two of its officers authorized to execute Securities pursuant to the Indenture and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

BECTON, DICKINSON AND COMPANY

By
	Name:	Christopher R. Reidy
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

By
	Name:	John E. Gallagher
	Title:	Senior Vice President, Corporate Finance, Controller and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Securities of the series referred to herein issued pursuant to the within- mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By
Authorized Officer

[Reverse of Security]

BECTON, DICKINSON AND COMPANY

0.368% Notes due June 6, 2019

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of March 1, 1997 (as amended or supplemented, herein called the “Indenture”), duly executed and delivered by the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (herein called the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the holders of the Securities.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided.  This Note is one of a series designated as the 0.368% Notes due June 6, 2019 (the “Notes”) limited in aggregate principal amount to €700,000,000 (except as in the Indenture provided), issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.  The Company may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the Indenture having the same terms as the Notes in all respects, except for issue date, issue price and the initial interest payment date.  Any such additional notes shall be consolidated with and form a single series with the Notes.  Terms defined in the Indenture have the same definitions herein unless otherwise specified.  The Notes are governed by the laws of the State of New York.

Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Bank of New York Mellon Trust Company, N.A. will initially act as Registrar for the Notes. The Company may change any Paying Agent upon notice to the Trustee.

In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of any series at any time by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of such series, each affected series voting separately.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the outstanding Securities of any series, on behalf of the holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by or on behalf of the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

Subject to the terms of the Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes or (ii) to be released from its obligations with respect to certain covenants applicable to the Notes, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein.

Upon the occurrence of a Change of Control Triggering Event, each holder of outstanding Notes shall have the right to require the Company to purchase all or a portion of that holder’s Notes (in integral multiples of €1,000) (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.  For purposes hereof:

“Change of Control” means the occurrence of any one of the following:

(i)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”))) other than to the Company or one of its subsidiaries;

(ii)          the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(iii)         the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

(iv)        the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if: (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade and the downgrade would result in a Change of Control Triggering Event).  Unless at least two of the Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to be rated below Investment Grade by the Rating Agencies during that Trigger Period.  Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).  In no event shall the Trustee be charged with the responsibility of monitoring the Company’s ratings.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch,  Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for that Rating Agency.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at the Company’ s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, in accordance with the applicable procedures of Euroclear or Clearstream, a notice to each holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  The notice shall describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes on the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is sent, other than as may be required by law (the “Change of Control Payment Date”).  If the notice is sent prior to the date of consummation of the Change of Control, it shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

If holders of Notes elect to have Notes purchased pursuant to a Change of Control Offer, they must surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.  On or prior to 10:00 a.m., London time, on the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the Paying Agent or the Trustee an amount equal to the Change of Control Payment in respect of all the Notes or portions of the Notes properly tendered.

The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof.  On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted.  The Paying Agent or the Trustee, as applicable, shall promptly deliver to each holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder of the Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and that third party purchases all Notes properly tendered and not withdrawn under its offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

Upon the presentment for registration of transfer of this Note at the office or agency of the Company designated for such purpose pursuant to the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee or any Note registrar, co-registrar, paying agent or authenticating agent, may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or an account hereof, and for all other purposes, and the Company, the Trustee and any Note registrar, co-registrar, paying agent and authenticating agent shall not be affected by any notice to the contrary.

Additional Amounts

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of and interest on the Notes to a holder who is not a United States Person, after withholding or deduction solely with respect to any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

•
to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds the Notes), or a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

•	being or having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

•
having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights under the Indenture), including being or having been a citizen of the United States or treated as being or having been a resident thereof;

•
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

•
being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of the Company; or

•
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

•
to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

•
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

•	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

•	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the Notes, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•
to any tax assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to sections 1471 through 1474 of the Code (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any Treasury Regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

•
any tax assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	any tax, assessment or other governmental charge that is imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of section 871(h) or section 881(c) of the Code;

•	any tax imposed pursuant to section 871(h)(6) or section 881(c)(6) of the Code (or any amended or successor provisions); or

•	in the case of any combination of the above bulleted items under this heading “Additional Amounts.”

Except as specifically provided herein, the Company will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

“United States”  as used under this heading “Additional Amounts” means the United States of America, any state thereof, and the District of Columbia.

“United States Person” as used under this heading “Additional Amounts” means (i) any individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more united states persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after May 23, 2017, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above under this heading “Additional Amounts” with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date fixed for redemption.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer, check the appropriate box below:

☐ Change of Control Offer

If you want to elect to have only part of this Note purchased by the Company pursuant to a Change of Control Offer, state the amount you elect to have purchased:

€          (amount must be in integral multiples of €1,000; the amount accepted shall be such that the principal amount of your Notes remaining outstanding after repurchase shall be equal to €100,000 or an integral multiple of €1,000 in excess thereof.)

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).